Exhibit 10.1
RETENTION AND AMENDMENT AGREEMENT
     THIS RETENTION AND AMENDMENT AGREEMENT (the “Agreement”) is made and entered into as of February 21, 2011, by and between SNYDER’S-LANCE, INC., a North Carolina corporation (the “Company”), and RICK D. PUCKETT (“Executive”).
Statement of Purpose
     The Company and Executive entered into an Amended and Restated Compensation and Benefits Assurance Agreement dated April 24, 2008 (the “CIC Agreement”). Under the CIC Agreement, Executive may receive severance benefits if his employment is terminated under certain circumstances during a specified period following a change in control of the Company, including a voluntary termination of employment by Executive during the 13th month following a change in control.
     The Company entered into an Agreement and Plan of Merger with Snyder’s of Hanover, Inc. resulting in a merger of Snyder’s of Hanover, Inc. into a wholly-owned subsidiary of the Company (the “Merger”) that was consummated on December 6, 2010. The Merger constituted a change in control for purposes of the CIC Agreement. As a result, under the CIC Agreement, Executive has a contractual right to voluntarily terminate employment with the Company in January 2012 (the 13th month after the Merger) and receive the severance benefits thereunder.
     Executive is an important member of the Company’s leadership team. The Company wishes to retain Executive, to appropriately motivate Executive’s future performance and to eliminate Executive’s contractual right to receive severance benefits under the CIC Agreement for a voluntary termination of employment in January 2012. Accordingly, the purpose of this Agreement is to (i) provide for a retention award of performance-related compensation intended to retain Executive and appropriately motivate Executive’s future performance, (ii) amend the CIC Agreement to eliminate the provision permitting Executive to collect severance benefits through a voluntary termination of employment during the 13th month following a change in control and (iii) provide for additional covenants and agreements by Executive.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:
     1. Definitions. Capitalized terms used in this Agreement that are not otherwise defined herein or in the CIC Agreement shall have the following meanings:
     (a) “Business” means (i) the manufacture, distribution and sale of sandwich cracker snacks (as that term is used within the Company’s business), private label cookies and crackers, kettle cooked potato chips and pretzels and (ii) the business(es) in which the Company or its Affiliates are or were engaged at the time of, or during the 12 month period prior to, the Termination Date.
     (b) “Company Employee” means any Person who is or was an employee of the Company or its Affiliates at the time of, or during the 12 month period prior to, the Termination Date.

     (c) “Competitive Position” means any employment with or service to be performed outside of California (whether as owner, member, manager, lender, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise) for a Competitor in which Executive (A) will use or disclose or could reasonably be expected to use or disclose any Confidential Information or Trade Secrets (as defined below) for the purpose of providing, or attempting to provide, such Competitor with a competitive advantage in the Business; (B) will hold a position, will have duties, or will perform or be expected to perform services for such Competitor, that is or are the same as or substantially similar to the position held by Executive with the Company or those duties or services actually performed by Executive for the Company in connection with the provision of Services by the Company, or (C) will otherwise engage in the Business or market, sell or provide Products or Services in competition with the Company; provided, however, service solely as a member of the Board of Directors of a Competitor shall not be deemed to be a Competitive Position.
     (d) “Competitor” means any third-party (A) whose business is the same as or substantially similar to the Business or major segment thereof, or (B) who owns or operates, intends to own or operate, or is preparing to own or operate a subsidiary, affiliate, or business line or business segment whose business is or is expected to be the same as or substantially similar to the Business or major segment thereof.
     (e) “Customer” means any Person who is or was a customer or client of the Company or its Affiliates at the time of, or during the 12 month period prior to, the Termination Date.
     (f) “Products and Services” means (i) sandwich cracker snacks, private label cookies and crackers, kettle cooked potato chips and pretzels and (ii) the products and/or services offered by the Company or its Affiliates at the time of, or during the 12 month period prior to, the Termination Date.
     (g) “Restricted Period” means the period commencing on the Termination Date and ending twelve (12) full calendar months following the Termination Date.
     (h) “Restricted Territory” means all states in the United States of America in which the Company currently is engaged in the Business or provides Products and Services.
     (i) “Termination Date” means the date of Executive’s Termination of Employment, regardless of the date, cause, or manner of that termination.
     2. Awards. The Company shall make the following retention and performance-related compensation awards to Executive:
     (a) The Company shall grant Executive restricted shares under the Company’s 2007 Key Employee Incentive Plan with a grant date value of $300,000. This award shall be in addition to any award of restricted shares to Executive under the Company’s 2011 Three-Year Performance Incentive Plan for Officers and Key Managers (the

“Three-Year Plan”). The grant date and the calculation of the number of restricted shares based on the value above shall be determined in the same manner as awards of restricted shares under the Three-Year Plan. The award shall vest in full on the third anniversary of the grant date and otherwise be subject to provisions (e.g., treatment upon termination of employment) consistent with awards of restricted shares under the Three-Year Plan.
     (b) The Company shall grant Executive nonqualified stock options under the Company’s 2007 Key Employee Incentive Plan with a grant date value of $350,000. This award shall be in addition to any award of stock options to Executive under the Three-Year Plan. The grant date and the calculation of the number of stock options based on the value above shall be determined in the same manner as awards of stock options under the Three-Year Plan and the term of the stock options shall be ten years. The award shall vest in full on the third anniversary of the grant date and otherwise be subject to provisions (e.g., treatment upon termination of employment) consistent with awards of stock options under the Three-Year Plan.
     3. Amendment. In consideration for a lump sum cash payment to Executive in the amount of $250,000 payable coincident with the execution of this Agreement (less any required tax withholdings), Section 4(b) of the CIC Agreement is hereby amended to read as follows:
     “(b) The occurrence of any one or more of the following events (a “Qualifying Termination”) within the thirty-six (36) calendar months immediately following a Change in Control of the Company which occurred during the Term or any Successive Period shall entitle Executive to receive the Severance Benefits:
(i)	Executive’s involuntary Termination of Employment without Cause;

(ii)	Executive’s voluntary Termination of Employment for Good Reason; or

(iii)	The Company, or any successor company, commits a material breach of any of the provisions of this Agreement.
A Qualifying Termination shall not include Executive’s Termination of Employment within thirty-six (36) calendar months following a Change in Control by reason of death, disability [as such term is defined under the Company’s governing disability plan (or any successor plan thereto)], Executive’s voluntary Termination of Employment without Good Reason or Executive’s involuntary Termination of Employment for Cause. Moreover, a Termination of Employment which occurs before a Change in Control or later than thirty-six (36) months following a Change in Control shall not constitute a Qualifying Termination.”
     4. Representations and Acknowledgements Concerning Restrictive Covenants. In consideration for the Company’s willingness to enter into this Agreement and to provide the awards, payments and benefits set forth in this Agreement under its terms and conditions,

Executive agrees not to engage in any activities competitive with the Company or its Affiliates as set forth below.
     Executive and the Company understand and agree that the restrictions set forth in Sections 4, 5, 6, 7 and 8 hereof apply to Executive and impose post-employment obligations on Executive regardless of (A) the date, cause, or manner of the termination of Executive’s employment with the Company, (B) whether such termination occurs with or without Cause or is a result of Executive’s resignation, or (C) whether Executive receives severance benefits pursuant to Section 4 of the CIC Agreement.
     Executive and the Company understand and agree that the sole purpose of Sections 4, 5, 6, 7 and 8 hereof is to protect the Company’s legitimate business interests, including, but not limited to, the Company’s Customer and business associate relationships and goodwill, its Confidential Information and Trade Secrets, and the Company’s competitive advantage within the snack food industry. The restrictions set forth herein are not intended to impair, nor will they impair, Executive’s ability or right to work or earn a living.
     Executive and the Company further understand and agree that these Sections 4, 5, 6, 7 and 8 represent an important element of this Agreement, and are a material inducement to the Company entering into this Agreement, without which the Company would not have entered into this Agreement.
     Executive understands that the Company is headquartered in North Carolina and the Company operates the Business across the United States, including in states that permit post-termination non-compete covenants. Executive acknowledges that Executive’s duties with the Company have entailed involvement with the entire range of the Company’s operations and that Executive’s extensive familiarity with the Business and the Company’s Confidential Information and Trade Secrets justifies a restriction across the entire geographic footprint occupied by the Company.
     Consequently, Executive acknowledges and agrees that (i) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; (ii) should any part or provision of any covenant be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement; and (iii) if any portion of any restrictive covenant provisions herein is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities, or definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be redefined to carry out the Company’s and Executive’s intent in agreeing to these restrictive covenants. These restrictive covenants shall be construed as agreements independent of any other provision in this Agreement and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these restrictive covenants.

     5. Covenant Not to Compete.
     (a) To the fullest extent permitted by any applicable state law, Executive agrees that during Executive’s employment with the Company, and for the full duration of the Restricted Period following Termination of Employment, Executive shall not, without the prior written consent of the Company, directly or indirectly, obtain or hold a Competitive Position with a Competitor in the Restricted Territory, as these terms are defined herein.
     (b) Executive shall be deemed to be in a Competitive Position with a Competitor, in the Restricted Territory, if Executive obtains or holds a Competitive Position with a Competitor that conducts its business within the Restricted Territory (and Executive’s responsibilities relate to that Competitor’s business in the Restricted Territory), even if Executive’s residence or principal place of work (other than California) is not within the Restricted Territory.
     (c) Notwithstanding the foregoing, Executive may, as a passive investor, own capital stock of a publicly held corporation, which is actively traded in the over-the-counter market or is listed and traded on a national securities exchange, which constitutes or is affiliated with a Competitor, so long as Executive’s ownership is not in excess of five percent (5%) of the total outstanding capital stock of the Competitor.
     6. Non-Solicitation / No Interference Provisions.
     (a) Customers and Other Business Partners. Executive understands and agrees that the Company’s good will and established relationships between the Company and each of its Customers, and potential customers, and its licensors, licensees, suppliers, vendors, contractors, subcontractors and consultants related to the Business (collectively, the “Partners”) constitute valuable assets of the Company, and may not be misappropriated for Executive’s own use or benefit or for the use or benefit of any other third-party. Accordingly, Executive hereby agrees that during Executive’s employment with the Company and for the full duration of the Restricted Period following Termination of Employment, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or on behalf of any other third-party:
(i)	call-on, solicit, divert, take away or attempt to call-on, solicit, divert, or take away any of the Partners (1) with whom or with which Executive had communications on the Company’s behalf about the Partner’s existing or potential business relationship with the Company with respect to the Business; (2) whose business dealings with the Company are or were managed or supervised by Executive as part of his duties for the Company; or (3) about whom or about which Executive obtained Confidential Information or Trade Secrets solely as a result of Executive’s employment with the Company; or

(ii)	interfere or engage in any conduct that would otherwise have the effect of interfering, in any manner with the business relationship between the Company and any of the Partners, including, but not limited to, urging or inducing, or attempting to urge or induce, any Partner to terminate its relationship with the Company or to cancel, withdraw, reduce, limit, or modify in any manner such Partner’s business or relationship with the Company.
     (b) Company Employees. Executive understands and agrees that the relationship between the Company and Company Employees constitutes a valuable asset of the Company and such assets may not be converted to Executive’s own use or benefit or for the use or benefit of any other third-party. Accordingly, Executive hereby agrees that during Executive’s employment with the Company and for the full duration of the Restricted Period following Termination of Employment, Executive shall not, without the Company’s prior written consent, directly or indirectly, solicit or recruit for employment; attempt to solicit or recruit for employment; or attempt to hire or accept as an employee, consultant, contractor, or otherwise, any Company Employee.
     7. Enforcement of Restrictive Covenants. Notwithstanding any other provision of this Agreement, in the event of Executive’s actual or threatened breach of any provision of Sections 5 and 6 hereof, the Company shall be entitled to an injunction restraining Executive from such breach or threatened breach, it being agreed that any breach or threatened breach of these restrictive covenants would cause immediate and irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies for such breach or threatened breach, including the recovery of monetary damages from Executive pursuant to Section 10 below.
     8. Confidential Information and Company Property.
     (a) Executive and the Company recognize that due to the nature of Executive’s employment and Executive’s relationship with the Company, Executive has had access to, has acquired, or has assisted in developing confidential and proprietary information relating to the business, technology, financial, marketing, sales, strategic planning, methods, processes and manufacturing operations of the Company, and that the Company is entitled to protection for this information.
     (b) Executive recognizes and acknowledges that, unless otherwise available to the public, or otherwise generally known to the public,
(i)	all information relating to the business, technology, financial, marketing, sales, strategic planning, methods, processes and manufacturing operations of the Company, and
(ii)	all information of a technical or proprietary nature made available to the Company and its employees by customers, suppliers and vendors on a confidential basis in order to foster and facilitate the operation and success of the Company in conducting business,
(iii)	as such information may exist from time to time (hereinafter collectively referred to as “Confidential Information”), and whether in electronic, print or other form, all copies, compilations, notes, or other reproductions thereof are valuable, special and unique assets of the Company.
     (c) Executive therefore agrees that Executive shall not disclose any Confidential Information or any part thereof to any Person not employed by or affiliated with the Company for any reason or purpose whatsoever and shall not use such Confidential Information except on behalf of the Company at any time during the term of Executive’s employment with the Company, or at any time during the three (3) year period which immediately follows the Termination Date.
     (d) In addition, throughout the term of this Agreement and at all times after the Termination Date, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, not employed by or affiliated with the Company for any reason or purpose whatsoever and shall not make use of any Trade Secret, except on behalf of the Company. For purposes of this Agreement, the term “Trade Secret” means any item of Confidential Information that constitutes a trade secret of the Company under the common law or statutory law of the state in which the Employee is domiciled. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.
     (e) It is hereby acknowledged and agreed that any breach or threatened breach of the provisions of this Section 8 would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. In the event of a breach or threatened breach by Executive of the provisions of this Section 8, the Company shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, any such Confidential Information or Trade Secrets, and, further, an injunction restraining Executive from accepting any employment with or rendering any services to any such person, firm, corporation, association or other entity to whom any such Confidential Information or Trade Secrets, in whole or in part, has been disclosed or is threatened to be disclosed.
     (f) Nothing contained herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies for any such breach or threatened breach, including recovery from Executive of any monetary damages from Executive pursuant to Section 10 below.
     (g) Executive represents that upon Termination of Employment, Executive will return to the Company all property of the Company, including all Confidential Information, which is now or may hereafter come into his possession.

     9. Additional Post-Termination Covenants.
     (a) Upon Termination of Employment hereunder, regardless of the date, cause, or manner of such termination, Executive shall resign and does resign from all positions as an officer of the Company and from any other positions with the Company, with such resignations to be effective upon the Termination Date.
     (b) From and after the Termination Date, Executive agrees not to make any statements to the Company’s employees, customers, vendors, or suppliers or to any public or media source, whether written or oral, regarding Executive’s employment hereunder or termination from the Company’s employment, except as may be approved in writing by an executive officer of the Company in advance. Executive further agrees not to make any statement (including to any media source, or to the Company’s suppliers, customers or employees) or take any action that would disrupt, impair, embarrass, harm or affect adversely the Company or any of the employees, officers, directors, or customers of the Company or place the Company or such individuals in any negative light.
     (c) Executive agrees to make himself available at reasonable times during normal business hours and upon reasonable notice to consult with and provide assistance and cooperation to the Company from time to time, as necessary, regarding management transition, licensing issues, pending and potential disputes, claims, litigation, and other matters relating to the Company’s corporate or professional liabilities. Executive’s assistance and cooperation in litigation matters shall include, but not be limited to, as requested by the Company, providing informal interviews with the Company or its representatives; supplying affidavits; and appearing at and providing truthful testimony in depositions, hearings, arbitrations, administrative proceedings and trials. Executive agrees to notify the Company in the event he is contacted by opposing counsel in any lawsuit naming the Company as a defendant.
     Both parties agree to act reasonably and in good faith in scheduling the dates, times and length of time during which Executive will perform consulting services and provide assistance and cooperation in litigation. In connection with such litigation or investigation, the Company shall attempt to accommodate Executive’s schedule, shall reimburse Executive (unless prohibited by law) for any actual loss of wages in connection therewith, shall provide Executive with reasonable notice in advance of the times in which Executive’s cooperation or assistance is needed, and shall reimburse Executive for any reasonable expenses incurred in connection with such matters. Executive also shall be compensated at a reasonable market hourly rate for the time required to perform consulting services and provide assistance and cooperation in litigation.
     10. Forfeiture of Benefits. In the event that Executive violates the terms of this Agreement, including but not limited to the provisions of Sections 4, 5, 6 and 8, then Executive shall forfeit any award, payment or benefit to which Executive may be entitled pursuant to Section 2 hereof, and, within 30 days of a written request of the Company, shall reimburse the Company for any award, payment or benefit paid to Executive hereunder.

     Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company in the event of any breach or threatened breach, or as a waiver of the Company’s right to seek injunctive relief to enforce this Agreement’s restrictive covenants.
     11. Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will, to the extent practicable, be construed in accordance therewith. In any event, the Company makes no representations or warranty and will have no liability to Executive or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement or the CIC Agreement, if any provisions of or payments under this Agreement or the CIC Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.
     12. Force and Effect. Except as expressly or by necessary implication amended hereby, the CIC Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer, and Executive has hereunto set his hand, all as of the day and year first above written.

“Company” SNYDER’S-LANCE, INC.
By	/s/ David V. Singer
David V. Singer
Chief Executive Officer

“Executive”
/s/ Rick D. Puckett
Rick D. Puckett